Exhibit 99.1

Sono-Tek Welcomes Dr. Adeniyi Lawal to Board of Directors

- Dr. Lawal has Deep Renewable Energy Expertise in Chemical Energy Conversion Processes-

MILTON, N.Y., April 3, 2024 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, announced the election of Dr. Adeniyi Lawal to the Company’s Board of Directors effective today. Dr. Lawal is expected to eventually replace Dr. Donald F. Mowbray, the Board member with the most significant technical expertise, who has indicated that he may not stand for reelection and whose current term expires as of the Company’s next annual meeting of shareholders which is expected to be held in August 2024.

Dr. Lawal is a Professor of Chemical Engineering at the Department of Chemical Engineering & Materials Science, Stevens Institute of Technology, a leading teaching and research university, where he has been a member of the faculty for over 25 years. His core expertise is in catalysis, reaction engineering and process intensification with specific application to renewable energy, a core market for Sono-Tek. In recent years, the Company has established collaborative projects with Dr. Lawal and his students at Steven's Institute which has contributed to an improved understanding of Sono-Tek’s proprietary ultrasonic atomization technology.

Dr. Christopher L Coccio, Executive Chairman of Sono-Tek, said, “We welcome Dr. Lawal to the Board of Sono-Tek. His extensive research experience and knowledge of the renewable energy landscape is expected to bring valuable insights to our Board on emerging local and global business opportunities in green energy. This is a critical area of our business, and we look forward to his contributions, as well as the overlap and interchange he will have with Don Mowbray, the Board’s technical expert since 2003. It is our honor to have him join our Board of Directors.”

During his 25-year tenure at Stevens, Dr. Lawal has held several administrative positions, including Program Director, Associate Department Chair, and now, Department Chair. He has directed research groups in academia, and has been a highly successful researcher, having executed several multi-million dollar, and multi-year projects funded by the U.S. Department of Energy and the Department of Defense. ACS-Petroleum Research Fund, GAF Materials Corporation, Phillips Netherlands, and International Flavors & Fragrances have also funded his research. He has published extensively in highly esteemed, archival journals and is the recipient of five U.S. and International patents. Dr. Lawal has also been active in scientific societies, and has organized and chaired national and international conferences. He received a B.Sc (Honors) Degree in Engineering from the University of Ibadan, Nigeria, an S.M. Degree from MIT and a Ph.D. from McGill University, Canada, both in Chemical Engineering.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide. Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and the research and development sectors. Sono-Tek's bold venture into the clean energy sector is showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications as we shape a sustainable future.

The Company’s product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing Sono-Tek’s market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services ensures unparalleled results for our clients, and helps some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe. For more information, please visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
PCG Advisory
(646) 863-6341